Exhibit 21.1
List of Subsidiaries of Summit Hotel OP, LP

Name	State of Incorporation or Organization

1. Summit Hotel TRS, Inc. 2. Summit Group of Scottsdale, Arizona, LLC 3. Summit Hospitality I, LLC 4. Summit Hospitality V, LLC	Maryland South Dakota Delaware South Dakota